Exhibit 5.5

CONSENT OF EDWIN GUTIERREZ

The undersigned hereby consents to the references to my name and the inclusion or incorporation by reference of written disclosure of the amended technical reports titled “Fortuna Silver Mines Inc.: San Jose Property, Oaxaca, Mexico”, dated January 30, 2017, and “Fortuna Silver Mines Inc.: Caylloma Property, Caylloma District, Peru”, dated January 30, 2017 (together, the “Technical Reports”), and any extracts from, or summary of, or references to the Technical Reports by Fortuna Silver Mines Inc. (the “Company”), in this Amendment No. 2 to the Registration Statement on Form F-10 being filed by the Company, dated February 3, 2017.

/s/ Edwin Gutierrez
Edwin Gutierrez SME Registered Member Date: February 3, 2017